Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
January 31, 2006
OLD NATIONAL REPORTS 21.7% INCREASE IN FOURTH-QUARTER
EARNINGS FROM CONTINUING OPERATIONS OVER FOURTH QUARTER
OF 2004
• FULL-YEAR EARNINGS FROM CONTINUING OPERATIONS REPRESENTS A 33.7%
INCREASE OVER 2004
• OLD NATIONAL TO RESTATE 2002 – 2005 FINANCIAL DATA
Contacts:

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366	Kathy A. Schoettlin – (812) 465-7269
Vice President – Investor Relations	Asst. Vice President – Public Relations
Fourth-Quarter vs. Third-Quarter Highlights:
➢	Positive Momentum Continues

➢	Sale of Clarksville, Tennessee branches completed

➢	Classified and criticized loans decrease 11.6%

➢	Charitable Foundation funded
Old National Bancorp (NYSE: ONB) today announced fourth-quarter earnings from continuing operations of $19.5 million, or $.28 per share. This compares with income from continuing operations of $18.9 million, or $.28 per share, in the third quarter of 2005 and $16.4 million, or $.23 per share, in the fourth quarter of 2004. Net income, which includes results from discontinued operations, mirrored income from continuing operations for the fourth quarter of this year as the impact of the sales of all discontinued operations were completed during the third quarter.
For the twelve-months ended December 31, 2005, income from continuing operations was $78.6 million, or $1.15 per share, compared to $60.3 million, or $.86 per share, earned in 2004. Full year 2005 net income was $63.8 million, or $.93 per share, compared to $63.1 million, or $.90 per share, for 2004.
The company also announced that it will restate its previously issued financial statements for the years ended December 31, 2002, 2003, and 2004 and all interim financial statements for 2004 and 2005. The restatements relate primarily to the company’s accounting under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), for interest rate swaps entered into in connection with certain brokered certificates of deposit and junior subordinated debt transactions. Old National is also restating its June 30 and September 30, 2005, financial statements for other non-significant items. These changes had the following impact on earnings per share as detailed below:

		Adjustments
		for
		Accounting
Earnings Per Share Based	As Previously	Treatment of	Other
on Net Income	Reported	Derivatives	Adjustments	As Restated
Full-Year Ended:
2002	$1.67	$.14	—	$1.81
2003	1.00	(.07)	—	.93
2004	.97	(.07)	—	.90
Quarter Ended:
March 31, 2005	.27	(.06)	—	.21
June 30, 2005	.33	.06	(.02)	.37
September 30, 2005	.11	(.06)	.02	.07
The impact of the restatement on the fourth quarter and full-year 2005 were ($.05) per share and ($.11) per share, respectively, net of tax, based on continuing operations. Management believes that the remaining swaps have been and will continue to be highly effective, having little to no impact on the income statement going forward. As such, management believes that excluding the impact of the current period restatements provides a qualitative measure of the financial performance of Old National’s core businesses and thus a more meaningful platform for future comparisons and earnings trends. Excluding these impacts, earnings for the fourth quarter and full-year 2005 on an adjusted basis are as follows:

	4Q05		2005
($ in millions, except per-share data)	$	EPS	$	EPS
Income From Continuing Operations	$19.5	$.28	$78.6	$1.15
Adjustment for Accounting Treatment of Derivatives, Net of Tax	2.5	.05	7.1	.11
Adjusted Income From Continuing Operations	$22.0	$.33	$85.7	$1.26
Since 2001, Old National has entered into interest rate swap agreements to hedge the interest rate risk inherent in certain of its brokered certificates of deposit and junior subordinated debt transactions. From inception of these transactions, the company has applied a method of fair value hedge accounting under SFAS 133 (commonly referred to as the “short-cut” method) and, as a result, assumed no ineffectiveness in the hedging relationships. However, based upon re-examination of original documents in light of recent developments, Old National’s Management and its Audit Committee have now concluded that the hedging relationships did not qualify for the short-cut method. Therefore, any fluctuations in the market value of the interest rate swaps from the inception of the hedging transactions should have been recorded through the income statement.
Chief Financial Officer Chris Wolking commented, “We find ourselves in a situation similar to other financial institutions as we work to clarify the issues surrounding SFAS 133. We reacted as soon as we discovered the issue and are restating our financial statements. It is also important to note to our shareholders that these adjustments do not result in any significant changes in the Company’s overall economic condition.”
A Form 8-K will be filed with the Securities and Exchange Commission today and will include a summary of the expected financial results as restated and certain other financial data that were adjusted due to the change in accounting treatment for certain derivatives transactions along with restatements for other non-significant items.

In light of the restatement, investors should rely on the Company’s restated financial statements and other financial information rather than the previously issued financial statements and other financial information for each of the years ended December 31, 2002, 2003 and 2004 and for the quarters ended March 31, June 30 and September 30, 2004 and 2005.
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the company’s presence as a high-performing financial institution:
1. Strengthen the risk profile.
2. Enhance management discipline.
3. Achieve consistent quality earnings.
Bob Jones, Old National Bancorp President and CEO, noted, “2005 was a year in which non-strategic assets were sold to better allocate available resources, various layers of management were reorganized to empower local market decision makers, an emphasis was placed on accountability and enhancing performance and an improvement in the morale of our associates was given high priority. All of these actions help form the foundation on which Old National can build loyal, highly-valued client relationships, and provide consistent quality returns for our shareholders.”
Jones continued, “We have made tremendous progress in 2005, but we realize the journey continues. Although we are pleased with our overall progress during the year, we realize we still have work to do as we continue to strive to become a high-performing financial institution.”
Strengthen the Risk Profile
Non-performing loans at December 31, 2005, were $55.6 million, down $3.2 million from the $58.8 million at September 30, 2005, and up slightly from the $54.9 million reported at the end of 2004. Recent changes in consumer bankruptcy laws did cause an increase in non-performing consumer loans during the fourth quarter. However, improvement made in the commercial portfolio of non-performing loans more than offset the increase on the consumer side.
The total portfolio of loans identified by the company as problem credits also continues to decline. Total classified and criticized loans at December 31, 2005, were $219.8 million, down 11.6% from the $248.7 million at September 30, 2005. For the full year, the portfolio of these loans fell $120.5 million, or 35.4%.
Net charge-offs during the fourth quarter of 2005 were $8.5 million, an increase of $3.2 million from the third quarter of the year. As with the increase in non-performing consumer loans, the increase in net charge-offs was mainly attributable to the change in consumer bankruptcy laws. For the full year, net charge-offs totaled $30.0 million, or .60% of average loans. This compares with $32.6 million in net charge-offs, or .61% of average loans, for 2004.
“We saw significant improvement in the portfolio of problem credits during the quarter and remain pleased with the results of our workout efforts,” stated Daryl Moore, Chief Credit Officer. “As with many financial services companies, we felt the negative impact in the quality of our consumer portfolio during the quarter due to changes in consumer bankruptcy laws. Improving the quality of our entire loan portfolio remains a top priority for us as we enter 2006, and we will continue to maintain the highest standards of credit underwriting to ensure we do just that. ”

Provision for loan losses was $6.0 million for the current quarter; unchanged from the second and third quarters of 2005 and a $6.0 million increase from the fourth quarter of last year. For the full year 2005, provision amounted to $23.1 million, compared to $22.4 million for the full year 2004.
The allowance for loan losses was $78.8 million at December 31, 2005, a decrease of $2.6 million from the end of the third quarter, and a decrease of $6.9 million from December 31, 2004. The reserve as a percentage of loans at the end of 2005 was 1.60%, basically unchanged from the end of the third quarter and 12 basis points lower than the end of 2004.
Enhance Management Discipline
Capital Management
Old National repurchased .4 million shares of stock during the current quarter. The company repurchased 3.0 million shares, or 4.3% of shares outstanding of the board approved 5.0% for 2005. In December 2005, the board approved the repurchase of up to 6.0 million shares of stock over a three-year period beginning January 1, 2006, and ending December 31, 2008.
Expense Management
Total noninterest expenses for the fourth quarter of 2005 amounted to $69.8 million and represent a $7.8 million increase over third quarter and a $4.7 million decrease from the fourth quarter of 2004. Major contributors to the increase from prior quarter included a $5.0 million contribution to fund the formation of the Old National Bank Foundation; a $1.0 million write-off of mortgage production software; and smaller adjustments to litigation and OREO reserves.
For the full year 2005, noninterest expenses totaled $262.1 million and represented a $47.3 million decrease from the $309.4 million incurred in 2004. Noninterest expenses in 2004 included $25.5 million relating to the company’s profit improvement program.
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total loans at December 31, 2005, were $4.938 billion, a $220.8 million decrease from the end of the third quarter. Of this decrease, $114.3 million resulted from the sale of the Clarksville, Tennessee financial centers. Average total loans for the fourth quarter were $5.009 billion, a $94.3 million, or 1.8%, decrease from the average for the third quarter of this year.
At December 31, 2005, core deposits totaled $6.101 billion. This balance represents a $95.0 million increase when compared to the $6.006 billion at the end of the third quarter. This increase includes the sale of $172.7 million in deposits with the Tennessee financial centers.
For the fourth quarter of 2005, net interest income was $58.8 million; down $2.1 million from the third quarter of the year. The decline in average earning assets from the third quarter from $7.714 billion to $7.616 billion, higher than anticipated core deposit costs due to competitive pressures, and a $.6 million charge to interest expense for a terminated Federal Home Loan Bank advance, caused the company’s net interest margin to decrease from 3.16% to 3.09%. For 2005, net interest income was $240.7 million producing a margin of 3.09% compared to net interest income of $255.7 million and a margin of 3.08% for 2004.

The company’s investment portfolio increased slightly, ending the year at $2.674 billion or $127.1 million higher than the end of the third quarter. The increase in the investment portfolio was primarily due to the $121.4 million increase in Federal funds sold during the quarter. This increase, combined with the decline in total assets during the quarter, increased the investment portfolio as a percentage of total assets to 31.5% at December 31, 2005, from 29.8% at September 30, 2005. At December 31, 2004, the investment portfolio was 34.0% of total assets.
“The higher than anticipated decline in our loan portfolio during the quarter interrupted the steady improvement we’ve seen in our earning asset mix,” said Chris Wolking, Chief Financial Officer. “We finished the quarter with higher balances than expected in lower yielding short term investments. Additionally, competitive pressure forced us to raise transaction account rates more than anticipated during the quarter. We expect our earning asset mix to continue to improve in 2006 but it is likely we’ll face continued competitive pressure on deposit rates.”
Other Income
For the fourth quarter of 2005, total fees, service charges and other revenues amounted to $50.0 million compared to $38.4 million in the third quarter of this year and $36.2 million in the fourth quarter of 2004. The Other Income line in this category totaled $22.9 million in the fourth quarter and represented a $14.5 million increase from the $8.4 million reported in the third quarter of this year. A $14.6 million gain from the sale of the Clarksville, Tennessee branches is the primary cause of the increase over the third quarter. For the full year 2005, total fees, service charges and other revenues totaled $162.4 million compared to the $149.2 million earned during 2004.
The company’s efforts in the capital markets products sector ended the year with strong fourth quarter results. Earnings from these products were $.7 million in the fourth quarter of 2005 and $2.7 million for the full year. This compares to $.4 million earned during the entire year of 2004.
Earnings Outlook
“From a comparability standpoint, future periods may be evaluated in relation to our originally reported results since the hedging transactions were economically effective,” stated Jones. “We continue to believe that the remaining swaps have been and will continue to be highly effective hedges. As such, we have redesignated the hedges and will assess their effectiveness for future periods utilizing the long-haul method. Therefore, we expect the future impact on earnings for ineffectiveness to be minimal.”
Jones continued, “We believe the culmination of the major strategic initiatives completed during 2005 have placed Old National on a path to high performance. Although 2006 will not be without its challenges, the company is now better positioned to execute its refined vision of becoming a high-performing community bank. We believe the impact of our strategic initiatives, along with an unwavering focus on our vision, make us comfortable with the earnings estimates given below:”

	1Q06	FY06
Earnings Per Share From Continuing Operations	$.29 to $.32	$1.35 to $1.40

With $8.5 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

Conference Call
Old National will hold a conference call at 2:30 p.m. Central on Tuesday, January 31, 2006, to discuss fourth-quarter and full-year 2005 financial results, strategic developments, and the company’s outlook for 2006. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 5:30 p.m. (Central) on January 31 through February 14. To access the replay, dial 1-800-642-1687, conference code 3913782.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expect,” “intend,” “believe,” “anticipate,” “could,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans and other matters discussed in this news release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, significant changes in accounting, tax or regulatory practices or requirements, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, Old National Bancorp has provided reconciliations within this release, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
	December 31,	September 30,
($ in thousands except per-share data)	2005	2005
(FTE) Fully taxable equivalent basis.		(As Restated)	Change	% Change
Income Data:
Net Interest Income (FTE)	$58,792	$60,895	$(2,103)	(3.5)%
Fee and Service Charge Revenues	50,016	38,439	11,577	30.1
Securities Gains (Losses)	(274)	652	(926)	(142.0)
Derivative Gains (Losses)	(4,080)	(4,631)	551	N/M
Total Revenue (FTE)	104,454	95,355	9,099	9.5
Provision for Loan Losses	6,000	6,000	—	—
Noninterest Expense	69,848	62,002	7,846	12.7
Income before Taxes and Discontinued Operations	28,606	27,353	1,253	4.6
Provision for Taxes (FTE)	9,146	8,477	669	7.9
Income from Continuing Operations	19,460	18,876	584	3.1
Income (Loss) from Discontinued Operations Net of Tax	—	(14,383)	14,383	N/M
Net Income	19,460	4,493	14,967	N/M

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.28	.28	—	—
Net Income (Loss) from Discontinued Operations	—	(.21)	.21	N/M
Net Income	.28	.07	.21	N/M
Average Diluted Shares Outstanding	67,591	68,331	(740)	(1.1)
Book Value	9.61	9.84	(0.23)	(2.3)
Stock Price	21.64	21.22	0.42	2.0

Performance Ratios:
Return on Average Assets	.92%	.21%	.71%	N/M
Return on Average Assets (3)	.92	.88	.04	4.5
Return on Average Equity (4)	11.69	2.66	9.03	N/M
Return on Average Equity (3) (4)	11.69	11.16	.53	4.7
Net Interest Margin (FTE)	3.09	3.16	(.07)	(2.2)
Other Expense to Revenue (Efficiency Ratio) (3)	66.87	65.02	1.85	2.8
Net Charge-offs to Average Loans (5)	.68	.41	.27	65.9
Reserve for Loan Losses to Ending Loans (5)	1.60	1.58	.02	1.3
Non-Performing Loans to Ending Loans (5)	1.13	1.14	(.01)	(.9)

Balance Sheet:
Average Assets	$8,416,216	$8,551,586	$(135,370)	(1.6)
End of Period Balances:
Assets	8,492,022	8,535,291	(43,269)	(.5)
Commercial and Commercial Real Estate Loans	3,088,127	3,263,584	(175,457)	(5.4)
Consumer Loans	1,261,797	1,297,660	(35,863)	(2.8)
Residential Real Estate Loans	543,903	547,702	(3,799)	(.7)
Residential Real Estate Loans Held for Sale	43,804	49,524	(5,720)	(11.5)
Core Deposits (Excluding Brokered CDs)	6,100,542	6,005,497	95,045	1.6
Shareholders’ Equity	649,898	669,065	(19,167)	(2.9)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on income from continuing operations.

(4)	Based on average shareholders’ equity of $666,016 and $676,534, respectively, for December 31, 2005, and September 30, 2005.

(5)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
	December 31
($ in thousands except per-share data)	2005	2004
(FTE) Fully taxable equivalent basis.		(As Restated)	Change	% Change
Income Data:
Net Interest Income (FTE)	$58,792	$61,187	$(2,395)	(3.9)%
Fee and Service Charge Revenues	50,016	36,244	13,772	38.0
Securities Gains (Losses)	(274)	627	(901)	(143.7)
Derivative Gains (Losses)	(4,080)	293	(4,373)	N/M
Total Revenue (FTE)	104,454	98,351	6,103	6.2
Provision for Loan Losses	6,000	—	6,000	N/M
Noninterest Expense	69,848	74,582	(4,734)	(6.3)
Income before Taxes and Discontinued Operations	28,606	23,769	4,837	20.4
Provision for Taxes (FTE)	9,146	7,359	1,787	24.3
Income from Continuing Operations	19,460	16,410	3,050	18.6
Income (Loss) from Discontinued Operations Net of Tax	—	399	(399)	N/M
Net Income	19,460	16,809	2,651	15.8

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.28	.23	.05	21.7
Net Income (Loss) from Discontinued Operations	—	.01	(.01)	(100.0)
Net Income	.28	.24	.04	16.7
Average Diluted Shares Outstanding	67,591	70,022	(2,431)	(3.5)
Book Value	9.61	10.16	(0.55)	(5.4)
Stock Price	21.64	24.63	(2.99)	(12.1)

Performance Ratios:
Return on Average Assets	.92%	.75%	.17%	22.7
Return on Average Assets (3)	.92	.73	.19	26.0
Return on Average Equity (4)	11.69	9.42	2.27	24.1
Return on Average Equity (3) (4)	11.69	9.20	2.49	27.1
Net Interest Margin (FTE)	3.09	3.00	.09	3.0
Other Expense to Revenue (Efficiency Ratio) (3)	66.87	75.83	(8.96)	(11.8)
Net Charge-offs to Average Loans (5)	.68	.83	(.15)	(18.1)
Reserve for Loan Losses to Ending Loans (5)	1.60	1.72	(.12)	(7.0)
Non-Performing Loans to Ending Loans (5)	1.13	1.10	.03	2.7

Balance Sheet:
Average Assets	$8,416,216	$9,002,383	$(586,167)	(6.5)
End of Period Balances:
Assets	8,492,022	8,898,304	(406,282)	(4.6)
Commercial and Commercial Real Estate Loans	3,088,127	3,203,762	(115,635)	(3.6)
Consumer Loans	1,261,797	1,205,657	56,140	4.7
Residential Real Estate Loans	543,903	555,423	(11,520)	(2.1)
Residential Real Estate Loans Held for Sale	43,804	22,484	21,320	94.8
Core Deposits (Excluding Brokered CDs)	6,100,542	6,028,600	71,942	1.2
Shareholders’ Equity	649,898	704,092	(54,194)	(7.7)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on income from continuing operations.

(4)	Based on average shareholders’ equity of $666,016 and $713,555, respectively, for 2005 and 2004.

(5)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Twelve-Months Ended
	December 31
($ in thousands except per-share data)	2005	2004
(FTE) Fully taxable equivalent basis.		(As Restated)	Change	% Change
Income Data:
Net Interest Income (FTE)	$240,670	$255,652	$(14,982)	(5.9)%
Fee and Service Charge Revenues	162,433	149,162	13,271	8.9
Securities Gains (Losses)	901	2,936	(2,035)	(69.3)
Derivative Gains (Losses)	(3,436)	10,790	(14,226)	(131.8)
Total Revenue (FTE)	400,568	418,540	(17,972)	(4.3)
Provision for Loan Losses	23,100	22,400	700	3.1
Noninterest Expense	262,107	309,403	(47,296)	(15.3)
Income before Taxes and Discontinued Operations	115,361	86,737	28,624	33.0
Provision for Taxes (FTE)	36,772	26,424	10,348	39.2
Income from Continuing Operations	78,589	60,313	18,276	30.3
Income (Loss) from Discontinued Operations Net of Tax	(14,825)	2,751	(17,576)	N/M
Net Income	63,764	63,064	700	1.1

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	1.15	.86	.29	33.7
Net Income (Loss) from Discontinued Operations	(.22)	.04	(.26)	N/M
Net Income	.93	.90	.03	3.3
Average Diluted Shares Outstanding	68,256	70,024	(1,768)	(2.5)
Book Value	9.61	10.16	(.55)	(5.4)
Stock Price	21.64	24.63	(2.99)	(12.1)

Performance Ratios:
Return on Average Assets	.74%	0.69%	.05%	7.2
Return on Average Assets (3)	.91	.66	.25	37.9
Return on Average Equity (4)	9.33	8.83	.50	5.7
Return on Average Equity (3) (4)	11.50	8.44	3.06	36.3
Net Interest Margin (FTE)	3.09	3.08	.01	.3
Other Expense to Revenue (Efficiency Ratio) (3)	65.43	73.92	(8.49)	(11.5)
Net Charge-offs to Average Loans (5)	.60	.61	(.01)	(1.6)
Reserve for Loan Losses to Ending Loans (5)	1.60	1.72	(.12)	(7.0)
Non-Performing Loans to Ending Loans (5)	1.13	1.10	.03	2.7

Balance Sheet:
Average Assets	$8,626,502	$9,123,496	$(496,994)	(5.4)
End of Period Balances:
Assets	8,492,022	8,898,304	(406,282)	(4.6)
Commercial and Commercial Real Estate Loans	3,088,127	3,203,762	(115,635)	(3.6)
Consumer Loans	1,261,797	1,205,657	56,140	4.7
Residential Real Estate Loans	543,903	555,423	(11,520)	(2.1)
Residential Real Estate Loans Held for Sale	43,804	22,484	21,320	94.8
Core Deposits (Excluding Brokered CDs)	6,100,542	6,028,600	71,942	1.2
Shareholders’ Equity	649,898	704,092	(54,194)	(7.7)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on income from continuing operations.

(4)	Based on average shareholders’ equity of $683,646 and $714,565, respectively, for 2005 and 2004.

(5)	Includes residential loans held for sale.

N/M	Not meaningful.